Exhibit 99.1

PRA Group Announces Chief Financial Officer Transition

Pete Graham to depart as CFO; Rakesh Sehgal appointed EVP and CFO

NORFOLK, Va., August 24, 2023 - PRA Group, Inc. (Nasdaq: PRAA) (the “Company”), a global leader in acquiring and collecting nonperforming loans, announced today that Pete Graham, Executive Vice President and Chief Financial Officer, has accepted a CFO role at a larger public company and is leaving the Company on September 15, 2023. Rakesh Sehgal will succeed Graham as Executive Vice President and Chief Financial Officer, in line with the Company’s succession planning.

Sehgal joined PRA Group in 2022 as Head of Corporate Development and has over 25 years of experience in the financial services industry. He previously served as Managing Director in the Mergers and Acquisitions Group at General Electric and GE Capital, where he closed over $50 billion of transactions. Prior to spending nine years at GE, Sehgal was at Barclays Capital and Lehman Brothers in the Investment Banking Group, where he advised specialty finance and other companies on mergers and acquisitions and leveraged finance transactions.

“On behalf of the Board and management team, I want to thank Pete for his leadership and contribution to the Company over the last seven years. He led the modernization of our financial operations, obtained our first credit rating, issued over $1 billion in senior notes, and created an enhanced financial risk management framework for managing interest rate and foreign currency risk. We wish him well in the next chapter of his professional journey,” said Vikram Atal, President and Chief Executive Officer. “Rakesh’s strategic mindset and purpose-driven leadership will make him an invaluable asset to our executive team. As we move forward, Rakesh’s experience in the financial services industry, deep corporate finance knowledge and significant financial markets expertise position him well to lead our finance organization and help us achieve our strategic priorities.”

About PRA Group, Inc.

As a global leader in acquiring and collecting nonperforming loans, PRA Group, Inc. returns capital to banks and other creditors to help expand financial services for consumers in the Americas, Europe and Australia. With thousands of employees worldwide, PRA Group, Inc. companies collaborate with customers to help them resolve their debt. For more information, please visit www.pragroup.com.

Investor Contact:

Najim Mostamand, CFA

Vice President, Investor Relations

(757) 431-7913

IR@PRAGroup.com

News Media Contact:

Elizabeth Kersey

Senior Vice President, Communications and Public Policy

(757) 431-3398

Elizabeth.Kersey@PRAGroup.com